Company contact: Tony Tomich 818 / 673-3996

FOR IMMEDIATE RELEASE	July 20, 2005

21st CENTURY INSURANCE GROUP REPORTS SECOND QUARTER RESULTS

(WOODLAND HILLS, CA) - 21st Century Insurance Group (NYSE: TW) today reported net income of $20.5 million ($0.24 per share) for the second quarter of 2005, compared to $21.4 million ($0.25 per share) for the same period in 2004. The 2005 results include net realized capital losses of $1.3 million, compared to net realized capital gains of $1.3 million for the same period in 2004. For the six months ended June 30, 2005, net income was $39.9 million ($0.47 per share), compared to $41.2 million ($0.48 per share) for the same period in 2004. The 2005 results include a net realized capital loss of $1.7 million, compared to net realized capital gains of $9.0 million for the same period in 2004.

The GAAP combined ratio was 95.2% in the second quarter of 2005, compared to 94.5% for the same period in 2004. For both six month periods ending on June 30, 2005 and June 30, 2004, the Company’s GAAP combined ratio was 95.6%.

In the second quarter of 2005, direct premiums written of $328.7 million represented a 1.2% increase over the $324.8 million written in the same period of 2004. Non-California direct premiums written increased 81% to $19.5 million compared to $10.7 million in the second quarter of 2004. California direct premiums written in the second quarter of 2005 decreased by 1.6% to $309.2 million, compared to $314.2 million for the same period in 2004.

“We found better opportunities for growth outside of California. In 2005, we are investing in the state expansion strategy, the conversion to our new technology platform (which currently services approximately 85% of outstanding claims and 65% of California policies) and the build-up of our Dallas service center. Loss trends currently are favorable,” said President & Chief Executive Officer Bruce Marlow.

Stockholders’ equity at June 30, 2005 increased 4.6% to $810.0 million, compared to $774.4 million at December 31, 2004. Book value per share at June 30, 2005 improved 4.3% to $9.45 per share from $9.06 per share at December 31, 2004. Statutory surplus increased 3.7% to $637.5 million at June 30, 2005 from $614.9 million at December 31, 2004. The ratio of net premiums written to statutory surplus improved from 2.2 at December 31, 2004 to 2.1 at June 30, 2005.

About 21st: Good people to call

Founded in 1958, 21st Century Insurance Group is a direct-to-consumer provider of personal auto insurance. With $1.3 billion of revenue in 2004, the Company insures over 1.5 million vehicles in California, Texas, Illinois, and six other states. 21st provides superior policy features and 24/7 customer service at a competitive price. Customers can purchase insurance, service their policy or report a claim at 21st.com or on the phone with our licensed insurance professionals at 1-800-211-SAVE. Service is offered in English and Spanish both on the phone and on the web, 24 hours a day, 365 days a year. 21st Century Insurance Company and 21st Century Casualty Company are rated A+ by Standard & Poor’s. 21st Century Insurance Company, 21st Century Casualty Company, and 21st Century Insurance Company of the Southwest are rated A+ by Fitch Ratings.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

Cautionary Statement:
Statements contained herein and within other publicly available documents may include, and the Company's officers and representatives may from time to time make, statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. These statements may address, among other things, the Company's strategy for growth, underwriting results, expected combined ratio and growth of written premiums, product development, computer systems, regulatory approvals, market position, financial results, dividend policy and reserves. It is possible that the Company's actual results, actions and financial condition may differ, possibly materially, from the anticipated results, actions and financial condition indicated in these forward-looking statements. Other important factors that could cause the Company's actual results and actions to differ, possibly materially, from those in the specific forward-looking statements include the effects of competition and competitors' pricing actions; adverse underwriting and claims experience, including experience as a result of revived earthquake claims under SB 1899; customer service problems; the impact on Company operations of natural disasters, principally earthquake, or civil disturbance, due to the concentration of Company facilities and employees in Southern California; information system problems, including failures to implement information technology projects on time and within budget; control environment failures; adverse developments in financial markets or interest rates; results of legislative, regulatory or legal actions, including the inability to obtain regulatory approval for necessary licenses, rate increases and product changes and possible adverse actions by state regulators in market conduct examinations; and the Company’s ability to service its debt, including its ability to receive dividends and/or sufficient payments from its subsidiaries to service its obligations. The Company is not under any obligation (and expressly disclaims any such obligations) to update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Additional financial information is available on the Company's website at 21st.com (which shall not be deemed to be incorporated in or a part of this release) or by request to the Investor Relations Department.

Disclosure of Non-GAAP Measures:
The Company may have included financial measures and other information in this document that may not be presented in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”). Management believes these financial measures and other information may enhance investors’ understanding of the Company’s operations or enhance their understanding of the industry, in general. However, these financial measures and other information are not intended to replace, and should be read in conjunction with, the GAAP financial results. When possible, the Company has made efforts to reconcile these financial measures and other information to the most directly comparable GAAP financial measures available.

Premiums Written represent the premiums charged on policies issued and in effect during a fiscal period. Premiums Earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the terms of the policies. Premiums Written are meant as supplemental information and are not intended to replace Premiums Earned. Statutory Surplus represents equity as of the end of a fiscal period for the Company’s insurance entities, determined in accordance with Statutory Accounting Principles (“SAP”), as prescribed by insurance regulatory authorities. Stockholders’ Equity is the most directly comparable GAAP measure. Statutory Surplus is presented as supplemental information and is not intended to replace Stockholders’ Equity.

These non-GAAP, financial measures should be read in conjunction with the GAAP financial results. The Company has reconciled these financial measures with the most directly comparable GAAP financial measures in the supplemental schedules.

 © 2005 by 21st Century Insurance Group. All rights reserved

Exhibit A

21st Century Insurance Group and Subsidiaries
Condensed Operating Results - All Lines
(amounts in thousands, except share data)
(Unaudited)

	Quarter Ended June 30,		6 Months Ended June 30,

	2005	2004	2005	2004
Total All Lines
Direct premiums written	$328,669	$324,806	$680,786	$665,453
Net premiums written	$327,479	$323,668	$678,419	$663,127
Net premiums earned	$336,845	$327,021	$673,209	$645,241

Net losses and loss adjustment expenses	248,284	244,556	499,315	492,070

Underwriting expenses	72,520	64,626	144,201	124,716
Underwriting profit	16,041	17,839	29,693	28,455

Net investment income	17,006	14,315	34,043	27,461
Other income	367	-	367	-
Realized investment (losses) gains	(1,267)	1,337	(1,727)	8,983
Interest and fees expense	(2,031)	(2,185)	(4,088)	(4,411)
Income before provision for income taxes	30,116	31,306	58,288	60,488

Provision for income taxes	(9,621)	(9,932)	(18,356)	(19,289)
Net income	$20,495	$21,374	$39,932	$41,199

Net income per common share - basic & diluted	$0.24	$0.25	$0.47	$0.48

Loss and loss adjustment expense ratio	73.7%	74.7%	74.2%	76.3%
Underwriting expense ratio	21.5%	19.8%	21.4%	19.3%
Combined ratio	95.2%	94.5%	95.6%	95.6%

Reconciliation of direct premiums written to net premiums earned
Direct premiums written	$328,669	$324,806	$680,786	$665,453
Ceded premiums written	(1,190)	(1,138)	(2,367)	(2,326)
Net premiums written	327,479	323,668	678,419	663,127
Net change in unearned premiums	9,366	3,353	(5,210)	(17,886)
Net premiums earned	$336,845	$327,021	$673,209	$645,241

Net losses and loss adjustment expenses
Current accident year	$260,200	$244,406	$518,902	$491,540
Prior accident years	(11,916)	150	(19,587)	530
Net losses and loss adjustment expenses	$248,284	$244,556	$499,315	$492,070

Exhibit B
21st Century Insurance Group and Subsidiaries
Selected Other Information - All Lines
(amounts in thousands, except share & ratio data)
(Unaudited)

Balance Sheet Data	As of June 30, 2005	As of December 31, 2004
Total investments	$1,418,700	$1,384,215
Total assets	$1,892,417	$1,864,314
Unrealized gain	$14,839	$14,412
Stockholders' equity	$810,003	$774,401
Number of common shares outstanding	85,744,970	85,489,061
Book value per share	$9.45	$9.06

Additional Information
Statutory surplus	$637,462	$614,893
Ratio of net premiums written to statutory surplus	2.1	2.2

California vehicles in force	1,463	1,461
Non-California vehicles in force	103	65
Total vehicles in force	1,566	1,526

Auto renewal ratio - Quarter ended 6/30/05 & 12/31/04	92%	92%
Auto renewal ratio - 6 months ended 6/30/05 and 12 months ended 12/31/04	93%	92%

Reconciliation of stockholders' equity to statutory surplus
Stockholders' equity - GAAP	$810,003	$774,401
Condensed adjustments to reconcile GAAP
stockholders' equity to statutory surplus:
Equity in non-insurance subsidiaries	17,597	8,082
Net difference due to capital lease obligation	3,171	2,961
Difference in net unrealized gain on investments	(23,304)	(21,709)
Deferred policy acquisition costs	(62,205)	(58,759)
Difference in net deferred tax assets	47,401	50,712
Assets nonadmitted for statutory purposes	(155,201)	(140,795)
Statutory surplus	$637,462	$614,893

Exhibit C
21st Century Insurance Group and Subsidiaries
Condensed Consolidated Statement of Cash Flows - All Lines
(amounts in thousands)
(Unaudited)

	Quarter Ended June 30,		6 Months Ended June 30,

Operating activities	2005	2004	2005	2004
Direct premiums collected	$333,228	$330,583	$679,815	$663,079
Investment income collected	19,032	15,292	38,609	30,396
Ceded losses and LAE collected	338	1,701	2,171	3,763
Ceded premiums paid	(327)	(337)	(653)	(842)
Direct losses and LAE paid	(243,176)	(230,040)	(497,585)	(467,866)
Underwriting expenses paid	(72,178)	(66,847)	(138,665)	(118,538)
Income taxes paid	(2,650)	11,757	(9,434)	10,480
Interest paid	(3,470)	(3,652)	(4,017)	(4,439)
Net cash provided by operating activities	30,797	58,457	70,241	116,033
Investing activities
Investments available-for-sale
Purchases	(134,644)	(116,560)	(237,305)	(693,343)
Calls or maturities	6,450	15,927	17,225	27,524
Sales	108,145	96,788	179,880	612,776
Purchases of property and equipment	(4,962)	(10,896)	(12,591)	(18,978)
Net cash used in investing activities	(25,011)	(14,741)	(52,791)	(72,021)
Financing activities
Repayment of debt	(2,999)	(2,885)	(5,953)	(5,617)
Dividends paid (per share: $0.08 and $0.06)	(3,424)	(1,709)	(6,846)	(5,126)
Proceeds from the exercise of stock options	666	168	1,974	407
Net cash used in financing activities	(5,757)	(4,426)	(10,825)	(10,336)

Net increase in cash and cash equivalents	29	39,290	6,625	33,676

Cash and cash equivalents beginning of period	41,293	59,396	34,697	65,010
Cash and cash equivalents, end of period	$41,322	$98,686	$41,322	$98,686

Reconciliation of net income to net cash provided by operating activities:

Operating activities
Net income	$20,495	$21,374	$39,932	$41,199
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,825	5,450	14,995	10,682
Net amortization of investment premiums and discounts		1,748		2,921
	3,037		4,840
Amortization of restricted stock grants	104	99	138	198
Provision for deferred income taxes	2,444	6,271	5,903	14,276
Realized losses (gains) on sale of investments	1,263	(1,345)	1,717	(8,983)
Changes in assets and liabilities:
Reinsurance balances	196	1,810	1,377	3,633
Federal income taxes	(10,476)	6,407	(69)	5,851
Other assets	16,272	8,036	2,029	(3,700)
Unpaid losses and loss adjustment expenses	5,351	14,641	(20)	23,626
Unearned premiums	(9,372)	(3,364)	5,207	17,873
Claims checks payable	(1,447)	(2,364)	(170)	(3,578)
Other liabilities	(4,895)	(306)	(5,638)	12,035
Net cash provided by operating activities	$30,797	$58,457	$70,241	$116,033